Exhibit 3.1
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
INVACARE HOLDINGS CORPORATION
Invacare Holdings Corporation (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

1.    The original Certificate of Incorporation of the Corporation the (the “Original Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware on April 24, 2023.
2.    This Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”), which restates and amends the Original Certificate of Incorporation, has been declared advisable and duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) and the sole stockholder of the Corporation in accordance with Sections 228, 242 and 245 of the DGCL.
3.    The Original Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:
ARTICLE I
NAME
The name of the Corporation is Invacare Holdings Corporation.
ARTICLE II
REGISTERED OFFICE; REGISTERED AGENT
The address of the registered office of the Corporation in the State of Delaware is c/o Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware, 19801. The name of its registered agent at such address is The Corporation Trust Company.
ARTICLE III
PURPOSE
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the DGCL, as the same exists or may hereafter be amended from time to time.
ARTICLE IV
CAPITALIZATION
    Section 4.1    Authorized Shares. The aggregate number of shares of capital stock that the Corporation will have authority to issue is 520,000,000 shares, which shall consist of 500,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), and 20,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”).
    Section 4.2    Common Stock. Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held by such holder on all matters on which stockholders generally are entitled to vote under applicable law. Except as otherwise provided in this Certificate of Incorporation or required by applicable law, the holders of Common Stock shall vote together as a single class (or, if the holders of one or more series of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with the holders of such series of Preferred Stock) on all matters submitted to a vote of the stockholders generally. Notwithstanding the foregoing, to the fullest extent permitted by applicable law, holders of

Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL.
Subject to applicable law, to the rights, if any, of the holders of any outstanding series of Preferred Stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends and other distributions in cash, property or securities of the Corporation, and to Article XV, such dividends and other distributions may be declared and paid ratably on the Common Stock out of the assets of the Corporation that are by applicable law available therefor at such times and in such amounts as the Board of Directors in its discretion shall determine.
In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the rights, if any, of the holders of Preferred Stock having a preference over or the right to participate with the Common Stock as to distributions upon liquidation, dissolution or winding up, the holders of all outstanding shares of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares held by each such stockholder.
    Section 4.3    Preferred Stock. Authority is hereby expressly vested in the Board of Directors, subject to any limitations prescribed by the DGCL, to establish one or more series of Preferred Stock from time to time by adoption of a resolution or resolutions setting forth the designation of the series and fixing and determining the designations, powers, preferences, limitations and relative rights, including voting powers, of the shares of any such series to the same extent that such designations, powers, preferences, limitations and relative rights could be stated if fully set forth in this Certificate of Incorporation.
    The Board of Directors may increase or decrease the authorized number of shares within each established series of Preferred Stock pursuant to the DGCL; provided, however, that the Board of Directors may not decrease the number of shares within a series to less than the number of shares within such series that are then issued and outstanding.
    Section 4.4    Non-Voting Equity. The Corporation shall not issue nonvoting equity securities to the extent prohibited by Section 1123(a)(6) of title 11 of the United States Code (as amended, the “Bankruptcy Code”); provided, however, that the foregoing restriction shall (a) have no further force and effect beyond that required under Section 1123(a)(6) of the Bankruptcy Code, (b) only have such force and effect for so long as Section 1123(a)(6) of the Bankruptcy Code is in effect and applicable to the Corporation, and (c) in all events may be amended or eliminated in accordance with applicable law as from time to time may be in effect.

ARTICLE V
BYLAWS
    In furtherance and not in limitation of the powers conferred by statute, the bylaws of the Corporation (the “Bylaws”) may be amended or repealed, and new bylaws may be adopted, by the Board of Directors without any action on the part of the stockholders, and the stockholders may make additional bylaws and may adopt, amend or repeal any bylaws, whether such bylaws were originally adopted by them or otherwise.
ARTICLE VI
BOARD OF DIRECTORS
    Section 6.1    General. Except as provided in this Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.
    Section 6.2    Number and Term. Subject to any rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the total number of directors shall not be more than nine (9) as fixed from time to time in accordance with the Bylaws. Notwithstanding the foregoing, if at any time a vacancy is created on the Board of Directors by reason of the incapacity, death, removal or resignation of a director, such vacancy shall automatically reduce the number of directors pro tanto, until such time as such vacancy is filled, whereupon the number of directors shall be automatically increased pro tanto. The directors shall consist of a single class, and each director shall hold office until his or her successor shall have been duly elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.
    Section 6.3    No Requirement of Written Ballot. Unless and except to the extent that the Bylaws shall so require, the election of the directors need not be by written ballot.
ARTICLE VII
INDEMNIFICATION
    Section 7.1    Right to Indemnification. To the fullest extent permitted by applicable law, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (“Proceeding”), whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise (“Other Entity”), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such Proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful, provided, however, that except as set forth in Section 7.3, the Corporation shall not be required to indemnify a person in connection with a Proceeding (or part thereof) commenced by such person unless the commencement of such Proceeding (or part thereof) by such person was authorized in the specific case by the Board of Directors. The termination of any Proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful. To the fullest extent permitted by applicable law, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that the person is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, fiduciary or agent of an Other Entity against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware (the “Court of Chancery”) or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Persons who are not directors or officers of the Corporation (or otherwise entitled to indemnification pursuant to this Section 7.1) may be similarly indemnified in respect of service to the Corporation or to an Other Entity at the request of the Corporation to the extent the Board at any time specifies that such persons are entitled.
    Section 7.2    Right to Advancement of Expenses. The Corporation shall, from time to time, reimburse or advance to any director or officer or other person entitled to indemnification hereunder the funds necessary for payment of expenses, including attorneys’ fees and disbursements, incurred in connection with any Proceeding, in advance of the final disposition of such Proceeding; provided, however, that, if required by the DGCL, such expenses incurred by or on behalf of any director or officer or other person may be paid in advance of the final disposition of a Proceeding only upon receipt by the Corporation of an undertaking, by or on behalf of such director or officer (or other person indemnified hereunder), to repay any such amount so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that such director, officer or other person is not entitled to be indemnified for such expenses.
    Section 7.3    Claims by Indemnifiable Persons. If a claim for indemnification or advancement of expenses under this Article VII is not paid in full within 30 days after a written claim therefor by any person entitled to indemnification and/or advancement of expenses under this Article VII (an “Indemnifiable Person”) has been received by the Corporation (and any undertaking required under Section 7.2), the Indemnifiable Person may file suit to recover the unpaid amount of such claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses, the Indemnifiable Person shall be entitled to be paid the expense of prosecuting or defending such claim to the fullest extent permitted by applicable law. In any such action the Corporation shall have the burden of proving that the Indemnifiable Person is not entitled to the requested indemnification or advancement of expenses under applicable law. Neither the failure of the Corporation (including the Board of Directors or a committee thereof, its independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that such indemnification or reimbursement or advancement of expenses is proper in the circumstances nor an actual determination by the Corporation (including the Board of Directors or a committee thereof, its independent legal counsel and its stockholders) that such Indemnifiable Person is not entitled to such indemnification or reimbursement or advancement of expenses shall constitute a defense to the action or create a presumption that such Indemnifiable Person is not so entitled. Such an Indemnifiable Person shall also be indemnified, to the fullest extent permitted by applicable law, for any expenses incurred in connection with successfully establishing his or her right to such indemnification or reimbursement or advancement of expenses, in whole or in part, in any such action. Any right to indemnification or reimbursement or advancement of expenses shall be determined by the applicable law in effect at the time indemnification or reimbursement or advancement of expenses is sought.
    Section 7.4    Indemnification Not Exclusive. The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Article VII shall not be deemed exclusive of any other rights to which a person seeking indemnification or reimbursement or advancement of expenses may have or hereafter be entitled under any statute, the Bylaws, this Certificate of Incorporation, any agreement (including any policy of insurance purchased or provided by the Corporation under which directors, officers, employees and other agents of the Corporation are covered), any vote of the holders of capital stock of the Corporation entitled to vote or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.
    Section 7.5    Continuing Rights. The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Article VII shall continue as to a person who has ceased to be a director or officer (or other person indemnified hereunder) and shall inure to the benefit of the executors, administrators, legatees and distributees of such person.
    Section 7.6    Insurance. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, member, manager, employee or agent of an Other Entity, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article VII, the Bylaws, the DGCL or any other applicable law.
    Section 7.7    Contract Rights; Amendment or Repeal. The provisions of this Article VII shall be a contract between the Corporation, on the one hand, and each director and officer who serves in such capacity at any time while this Article VII is in effect and any other person indemnified hereunder, on the other hand, pursuant to which the Corporation and each such director, officer or other person intend to be legally bound. Notwithstanding anything to the contrary contained in this Certificate of Incorporation, no amendment, repeal or modification of this Article VII shall affect any rights or obligations with respect to any state of facts then or theretofore existing or any proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.
    Section 7.8    Requested Services. Any director, officer, employee, fiduciary or agent of the Corporation serving in any capacity in (a) another corporation of which the majority of the shares entitled to vote in the election of its directors is held, directly or indirectly, by the Corporation or (b) any employee benefit plan of the Corporation or any corporation referred to in clause (a) shall be deemed to be doing so at the request of the Corporation.
    Section 7.9    Indemnitor of First Resort. It is the intent that with respect to all advancement, reimbursement and indemnification obligations under this Article VII, the Corporation shall be the indemnitor of first resort (i.e., its obligations to Indemnifiable Persons under this Certificate of Incorporation are primary and any obligation of any other person to provide advancement or indemnification for the same losses incurred by any Indemnifiable Person are secondary), and if any person pays or causes to be paid, for any reason, any amounts otherwise indemnifiable hereunder or under any other indemnification agreement (whether pursuant to this Certificate of Incorporation, the Bylaws, contract, applicable law or regulation), then (a) such person shall be fully subrogated to all rights hereunder of the Indemnifiable Person with respect to such payment and (b) the Corporation shall reimburse such person for the payments actually made and waive any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of such person.
    Section 7.10    Conversion, Merger or Consolidation. For purposes of this Article VII and Article IX, references to the “Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a conversion, consolidation or merger that, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was or agreed to be a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise, shall stand in the same position under the provisions of this Article VII and Article IX with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.
ARTICLE VIII
NO MONETARY LIABILITY OF DIRECTORS OR OFFICERS
To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended, a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer.
Neither the amendment nor repeal of this Article VIII, nor the adoption of any provision of this Certificate of Incorporation, nor, to the fullest extent permitted by the DGCL, any modification of law shall eliminate, reduce or otherwise adversely affect any right or protection of a current or former director or officer of the Corporation existing at the time of such amendment, repeal, adoption or modification.
ARTICLE IX
BUSINESS COMBINATION LAW
The Corporation shall not be governed by or subject to Section 203 of the DGCL.
ARTICLE X
AMENDMENT
The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed herein or by applicable law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in their present form or as hereafter amended are granted subject to this reservation; provided that this Article X is subject to the second paragraph of Article XV.
ARTICLE XI
STOCKHOLDER ACTION
Special meetings of the stockholders (including without limitation, special meetings of the holders of any class or series capital stock of the Corporation) unless otherwise prescribed by statute, shall be called by the Secretary of the Corporation, or such other officer or director of the Corporation as may be designated by the Board of Directors, stating the purpose or purposes therefor, if requested by either (a) a resolution adopted by not less than the majority of the whole

Board of Directors or (b) the written request of any holder or holders of shares having not less than 20% of the voting power at a meeting at which the holders of all shares entitled to vote on the action or actions, as set forth in the proposed purpose or purposes of the meeting, were present and voted. The eligibility of a person or persons to request the meeting under clause (b) of this Article XI shall be conclusively presumed if such person or persons can so demonstrate its or their ownership of such shares pursuant to Regulation 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (as such regulation may be amended from time to time or any successor regulation thereto) or as otherwise provided in the By-laws of the Corporation. The business conducted at any special meeting shall be confined to the purpose or purposes described in the notice thereof.
Any action required or permitted to be taken at any annual meeting or special meeting of the stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote of stockholders, if a consent or consents in writing or by electronic transmission, setting forth the action so taken, is or are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.
ARTICLE XII
CORPORATE OPPORTUNITIES
Nothing contained in this Certificate of Incorporation or in any other agreement delivered pursuant hereto shall be construed to create any agency relationship among the stockholders.
(I) Members of the Board of Directors who are not employees or officers of the Corporation and (II) stockholders (and holders of convertible debt) of the Corporation, solely by virtue of each such stockholder’s (or holder of convertible debt’s) status as a stockholder (or holder of convertible debt) of the Corporation (such members of the Board of Directors and stockholders (and holders of convertible debt) and their respective Affiliates and the partners, principals, directors, officers, members and/or employees of each of the foregoing, collectively, the “Identified Persons” and each, individually, an “Identified Person”), shall, to the fullest extent permitted by applicable law, have no duty to refrain from, directly or indirectly, (a) engaging in the same or similar activities or lines of business in which the Corporation or any of its Affiliates, directly or indirectly, now engages or may engage or (b) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by applicable law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by applicable law, the Corporation, pursuant to Section 122(17) of the DGCL, hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any potential transaction or business opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in the immediately below paragraph. Subject to the immediately below paragraph, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity that may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by applicable law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person.

Notwithstanding the immediately preceding paragraph, the Corporation does not renounce its interest in any corporate opportunity offered to any Identified Person if such opportunity is (a) expressly offered to such person solely in his or her capacity as a director, officer, consultant or employee of the Corporation or (b) identified by an Identified Person solely through the disclosure of information by or on behalf of the Corporation.
In addition to and notwithstanding the foregoing provisions of this Article XIII, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (a) the Corporation is neither financially nor legally able, nor contractually permitted, to undertake, (b) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (c) is one in which the Corporation has no interest or reasonable expectancy.
The Identified Persons may now own, may continue to own, and from time to time may acquire and own, investments in one or more other entities (such entities collectively, “Related Companies”) that are direct competitors of, or that otherwise may have interests that do or could conflict with those of, the Corporation, any of the Corporation’s stockholders or any of their respective Affiliates, and (a) the enjoyment, exercise and enforcement of the rights, interests, privileges, powers and benefits granted or available to the Identified Persons under this Certificate of Incorporation shall not be in any manner reduced, diminished, affected or impaired, and the obligations of the Identified Persons under this Certificate of Incorporation shall not be in any manner augmented or increased, by reason of any act, circumstance, occurrence or event arising from or in any respect relating to (i) the ownership by an Identified Person of any interest in any Related Company, (ii) the affiliation of any Related Company with an Identified Person or (iii) any action taken or omitted by an Identified Person in respect of any Related Company, (b) no Identified Person shall, by reason of such ownership, affiliation or action, become subject to any fiduciary duty to the Corporation, any of the Corporation’s stockholders or any of their respective Affiliates, (c) none of the duties imposed on an Identified Person, whether by contract or law, do or shall limit or impair the right of any Identified Person lawfully to compete with the Corporation, any of the Corporation’s stockholders or any of their respective Affiliates and (d) the Identified Persons are not and shall not be obligated to disclose to the Corporation, any of the Corporation’s stockholders or any of their respective Affiliates any information related to their respective businesses or opportunities, including acquisition opportunities, or to refrain from or in any respect to be restricted in competing against the Corporation, any of the Corporation’s stockholders or any of their respective Affiliates in any such business or as to any such opportunities.
ARTICLE XIII
SEVERABILITY
If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (b) to the fullest extent permitted by applicable law, the provisions of this Certificate of Incorporation (including each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by applicable law.

ARTICLE XIV
FORUM
Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery (of, if the Court of Chancery does not have jurisdiction, the federal district court for the State of Delaware) shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim against the Corporation or any director or officer of the Corporation arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws (as either may be amended and/or restated from time to time) or as to which the DGCL confers jurisdiction on the Court of Chancery or (d) any action asserting a claim governed by the internal affairs doctrine. If any action the subject matter of which is within the scope of this Article XIV is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to: (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce this Article XIV (an “Enforcement Action”); and (ii) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XIV.
ARTICLE XV
COVENANTS
Prior to the Payment in Full of (x) the Credit Agreement Obligations, the Corporation shall comply (or, in the case of Section 6.08, shall not take, or permit to be taken, any action that would result in non-compliance) with the provisions of Sections 6.08 and 6.20 of the Credit Agreement, (y) the Tranche I Notes Obligations, the Corporation shall comply with the provisions of Sections 4.17 and 4.34 of the Tranche I Indenture and (z) the Tranche II Notes Obligations, the Corporation shall comply with the provisions of Sections 4.17 and 4.34 of the Tranche II Indenture, except, in each case, to the extent permitted by any waiver granted by the applicable Required Holders in writing.
The Corporation will not amend this Article XV (including by merger or otherwise) without the consent of the Required Holders in respect of (i) the Credit Agreement Obligations (unless they have been Paid in Full, (ii) the Tranche I Notes Obligations (unless they have been Paid in Full) and (iii) the Tranche II Notes Obligations (unless they have been Paid in Full); but shall be entitled to amend this Article XV once all such Obligations are Paid in Full.
For purposes of this Article XV, the following terms have the following meanings:
“Credit Agreement” means the Amended and Restated Credit Agreement dated on or about May 5, 2023 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and among Invacare Holding Corporation, as holdings, Invacare Corporation, as borrower, the lenders from time to time party thereto and the administrative agent and collateral agent referred to therein.
“Credit Agreement Obligations” means (a) the due and punctual payment by Invacare Corporation of (i) the principal of and interest at the applicable rate or rates provided in the Credit Agreement (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the loans under the Credit Agreement, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations of Invacare Corporation under or pursuant to the Credit Agreement and each of the other Loan Documents, including obligations to pay  fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual payment and performance of all other obligations of Invacare Corporation under or pursuant to the Credit Agreement and each of the other Loan Documents and (c) the due and punctual payment and performance of all the obligations of each other Loan Party (as defined in the Credit Agreement) under or pursuant to the Credit Agreement and each of the other Loan Documents (including interest and monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).
“Loan Documents” has the meaning assigned to such term in the Credit Agreement.
“Required Holders” means (i) in the case of the Credit Agreement Obligations, the Required Lenders (as defined in the Credit Agreement), (ii) in the case of the Tranche I Notes Obligations, the Required Holders (as defined in the Tranche I Indenture) and (iii) in the case of the Tranche II Notes Obligations, the Required Holders (as defined in the Tranche II Indenture).
“Tranche I Indenture” means the indenture dated on or about May 5, 2023 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), among Invacare Holding Corporation, as issuer, the guarantors listed therein, the collateral agent and trustee referred to therein pursuant to which the 7.50% Convertible Senior Secured Notes due 2028, Tranche I are issued.
“Tranche II Indenture” means the indenture dated on or about May 5, 2023 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), among Invacare Holding Corporation, as issuer, the guarantors listed therein, the collateral agent and trustee referred to therein pursuant to which the 7.50% Convertible Senior Secured Notes due 2028, Tranche II are issued.
“Tranche I Notes Documents” has the meaning assigned to the term “Notes Documents” in the Tranche I Indenture.
“Tranche II Notes Documents” has the meaning assigned to the term “Notes Documents” in the Tranche II Indenture.
“Tranche I Notes Obligations” means all obligations of Invacare Holding Corporation and the guarantors listed in the Tranche I Indenture under or in respect of the 7.50% Convertible Senior Secured Notes due 2028, Tranche I of Invacare Holding Corporation, the Tranche I Indenture and the other Tranche I Notes Documents.
“Tranche II Notes Obligations” means all obligations of Invacare Holding Corporation and the guarantors listed in the Tranche II Indenture under or in respect of the 7.50% Convertible Senior Secured Notes due 2028, Tranche II of Invacare Holding Corporation, the Tranche II Indenture and the other Tranche II Notes Documents.
“Payment in Full” means (i) with respect to the Credit Agreement Obligations, the termination of all commitments of the lenders under the Credit Agreement to extend credit thereunder and (ii) with respect to the Credit Agreement Obligations, the Tranche I Notes Obligations and the Tranche II Notes Obligations, the payment in full in cash of all of such obligations, including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding (other than contingent obligations for which no claim has been made at such time), and “Paid in Full” will have a correlative meaning.

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation as of this 4th day of May 2023.

INVACARE HOLDINGS CORPORATION

By:/s/ Anthony C. LaPlaca
Name: Anthony LaPlaca
Title: Senior Vice President, General Counsel, Chief Administrative Officer & Secretary